Exhibit 3.1.44

RESTATED AND AMENDED ARTICLES OF INCORPORATION

OF

WICHITA EAGLE AND BEACON PUBLISHING COMPANY, INC.

FIRST: The name of the corporation is Wichita Eagle and Beacon Publishing Company, Inc. This corporation was originally incorporated under the name The Beacon Newspaper Corporation, Inc. The filing date of the original Articles of Incorporation was on or about November 24, 1952.

SECOND: The location of its registered office in the State of Kansas is 515 South Kansas Avenue, Topeka, Kansas 66603, and the name of its resident agent at such address is The Corporation Company, Inc.

THIRD: This corporation is organized for profit and the nature of its business is:

To engage in any lawful act or activity for which corporations may be organized under the Kansas general corporation code and to have and to exercise all powers conferred by laws of Kansas as now in effect or as hereafter amended.

FOURTH: The total number of shares of stock which the corporation shall be authorized to issue shall be 30,000 shares of common stock, $20.00 par value.

Authority is expressly granted to the Board of Directors of the corporation to fix by resolution or resolutions thereof the voting powers, full or limited, or no voting powers, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, if any, of the stock of the corporation of any class or any series withing any class.

FIFTH: These Restated and Amended Articles were duly adopted by the presently constituted Board of Directors and the sole stockholder, in accordance with K.S.A. 17-6605. Accordingly, the names of the original incorporators, the initial Board of Directors, and the original subscribers for the shares have been omitted.

SIXTH: The names and mailing addresses of the directors who are to serve until the next annual meeting of stockholders or until their successors are elected and qualified are:

NAME:	MAILING ADDRESS:
Gary Pruitt	The McClatchy Company
Bob Weil	2100 ‘Q” Street
Patrick Talamantes	Sacramento, CA 95816

SEVENTH: The Stockholders and the Board of Directors of the corporation shall separately and concurrently have the power to adopt, amend, alter or repeal all By-Laws of this corporation.

These Restated and Amended Articles of Incorporation were duly adopted by the directors and stockholders of the corporation in accordance with the laws of the State of Kansas, pursuant to K.S.A. 17-6605.

IN WITNESS WHEREOF, we have hereunto subscribed our names under penalty of perjury on the dates appearing below.

/s/ Gary Pruitt	Date: 6/11/07
Gary Pruitt

Date:
Robert Weil

Date:
Patrick Talamantes

Being All of the Directors

IN WITNESS WHEREOF, we have hereunto subscribed our names under penalty of perjury on the dates appearing below.

Date:
Gary Pruitt

/s/ Robert Weil	Date: 6/11/07
Robert Weil

Date:
Patrick Talamantes

Being All of the Directors

IN WITNESS WHEREOF, we have hereunto subscribed our names under penalty of perjury on the dates appearing below.

Date:
Gary Pruitt

Date:
Robert Weil

/s/ Patrick Talamantes	Date: 6/11/07
Patrick Talamantes

Being All of the Directors